FACILITY UPSIZE REQUEST

December 13, 2021

KKR Financial Holdings LLC

30 Hudson Yards

New York, New York 10001

RE: That certain Unsecured Line of Credit Agreement, dated April 1, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Line of Credit Agreement”), among KKR Financial Holdings LLC, as lender (the “Lender”), KKR Real Estate Select Trust Inc., as borrower, and the other borrowers from time to time party thereto. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Line of Credit Agreement.

Ladies and Gentlemen:

This upsize request (this “Facility Upsize Request”) is executed and delivered by the undersigned borrower (the “Requesting Borrower”) to the Lender in connection with the Line of Credit Agreement.

The Requesting Borrower hereby requests an increase in the Uncommitted Line from $100,000,000 to $150,000,000, so that the total capacity under the Uncommitted Line and the Committed Line cannot exceed an aggregate amount of $200,000,000.

Please confirm your approval of this request by signing below where indicated and returning this Facility Upsize Request to us.

[Remainder of Page Intentionally Left Blank.

Signature Page(s) Follow.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Facility Upsize Request as of the date first written above.

BORROWER:

KKR REAL ESTATE SELECT TRUST INC., a Maryland corporation

By:	/s/ Michael Whyte
	Name:	Michael Whyte
	Title:	Chief Operating Officer

KREST Facility – Facility Upsize Request

AGREED AND CONSENTED TO AS OF THE DATE FIRST ABOVE WRITTEN:

KKR FINANCIAL HOLDINGS LLC

By:	/s/ Jeffrey Van Horn
	Name:	Jeffrey Van Horn
	Title:	Chief Operating Officer

KREST Facility – Facility Upsize Request